EXHIBIT 10.1
April 6, 2020
IAA, Inc.
Two Westbrook Corporate Center 10th Floor
Westchester, IL 60154 Attn: _________

Re: Temporary Reduction in Base Salary

Dear _______:
You are party to an employment agreement (the “Employment Agreement”) with IAA, Inc. (the “Company”).
Due to current circumstances, you agree that until June 30, 2020, your current base salary will be reduced by ______ (the “Salary Reduction”). You agree that the Salary Reduction will not constitute Good Reason as defined in the Employment Agreement.
The Salary Reduction will not reduce the amounts of the severance benefit and change in control severance benefit to which you are currently entitled under the Employment Agreement upon a qualifying termination. Except for the Salary Reduction, all of the other terms of the Employment Agreement will remain in full force and effect.
This letter agreement may be executed by you and the Company in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Please sign where indicated below to acknowledge and agree to the terms of this letter agreement.

IAA, Inc.
By:_________________
Name:
Title: _____________